Exhibit 99.1

CorEnergy Expands Its Credit Facility to $153 Million to Accommodate Growth

FOR IMMEDIATE RELEASE

KANSAS CITY, Mo. – July 8, 2015 – CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA) (“CorEnergy” or the “Company”) today announced it has amended and upsized its existing $93 million revolving credit facility to provide borrowing commitments of $153 million, consisting of a $105 million revolver and a $45 million term loan at the CorEnergy parent entity level and $3 million at the subsidiary entity level (collectively, the "Credit Facility"). Upon closing the Credit Facility, CorEnergy drew $45 million on the term loan to pay down the balance on its revolver that had been used in funding the recent Grand Isle Gathering System acquisition. The Company now has approximately $100 million of available borrowing capacity on the revolver.

"This expanded credit line provides additional financial flexibility to position CorEnergy for future growth," said David Schulte, Chief Executive Officer of CorEnergy.

The Credit Facility has a maturity date of December 15, 2019.  Borrowings under the Credit Facility will bear interest on the outstanding principal amount using a LIBOR pricing grid that is expected to equal a LIBOR rate plus an applicable margin of 2.75% - 3.75%, based on the Company's senior secured recourse leverage ratio.  Total availability is subject to a borrowing base.

Regions Capital Markets and Bank of America Merrill Lynch served as Joint Lead Arrangers and Joint Bookrunners on the Credit Facility, with Regions Bank acting as Administrative Agent and Bank of America, N.A. acting as Syndication Agent.

About CorEnergy Infrastructure Trust, Inc.

CorEnergy is a real estate investment trust (REIT) that owns essential midstream and downstream energy assets, such as pipelines, storage terminals, and transmission and distribution assets. We seek long-term contracted revenue from operators of our assets, primarily under triple net participating leases. For more information, please visit corenergy.corridortrust.com.

Forward-Looking Statements

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy’s reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy’s Board of Directors and compliance with leverage covenants.

Contact Information:
•	Debbie Hagen, Investor Relations, 877-699-CORR (2677), info@corridortrust.com

1100 Walnut, Suite 3350, Kansas City, MO 64106 | Main: 816-875-3705 | Fax: 816-875-5875 | corridortrust.com